As filed with the U.S. Securities and Exchange Commission on August 4, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nano Labs Ltd

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

China Yuangu Hanggang Technology Building,

509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang

People’s Republic of China

(86) 0571-8665 6957

(Address and telephone number of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address and telephone number of agent for service)

Copies to:

Dan Ouyang, Esq.

K. Ronnie Li, Esq.

Baker & McKenzie LLP

Suite 3401, China World Office 2

China World Trade Centre

1 Jianguomenwai Dajie

Beijing 100004

People’s Republic of China

(86-10) 6535-3800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated  August 4, 2025

Nano Labs Ltd

Class A Ordinary Shares

Preferred Shares

Debt Securities

Warrants

Units

We may from time to time in one or more offerings offer and sell Class A ordinary shares, preferred shares, debt securities, warrants, either individually or as units composed of one or more of the other securities, of an aggregate offering price of up to US$500,000,000.

The Class A ordinary shares are listed on the Nasdaq Capital Market under the symbol “NA.” The last reported sale price of the Class A ordinary shares on August 1, 2025 was US$4.76 per Class A ordinary share.

We are subject to a number of prohibitions, restrictions and potential delisting risks under the Holding Foreign Companies Accountable Act (the “HFCAA”). Pursuant to the HFCAA and related regulations, if we have filed an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (the “PCAOB”) has determined that it is unable to inspect and investigate completely, the U.S. Securities and Exchange Commission (the “SEC”) will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchange, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “CAA”) was signed into law by President Biden. The CAA, among other things, reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA as it was originally passed from the original three years to two, and thus, reduced the time before a Commission-identified Issuer’s securities may be prohibited from trading or delisted. In August 2022, the PCAOB, the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of the PRC signed a Statement of Protocol (the “Statement of Protocol”), which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. Our auditor, MaloneBailey, LLP, is not among the PCAOB-registered public accounting firms headquartered in China and Hong Kong that are subject to PCAOB’s determination issued on December 16, 2021 of having been unable to inspect or investigate completely. However, we could still face the risk of delisting and cease of trading of our securities from a stock exchange or an over-the-counter market in the United States under the HFCAA and the securities regulations promulgated thereunder if the PCAOB determines in the future that it is unable to completely inspect or investigate our auditor which has a presence in China. These China-related risks could result in a material change in our operations and/or the value of our securities, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. In particular, recent policy statements and regulatory actions by the PRC government, such as those related to the cryptocurrency mining business, may adversely impact our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign stock exchange, which may cause our Class A ordinary shares to be prohibited from trading or to be delisted from the Nasdaq Capital Market or any other U.S. stock exchange. See “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China” in our annual report on Form 20-F for the year ended December 31, 2024 filed with the SEC on April 11, 2025 (the “2024 20-F”).

We face various legal and operational risks and uncertainties related to being based in and having significant operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business, accept foreign investments or list on U.S. or other foreign exchanges. For example, we face risks associated with regulatory approvals of offshore offerings and oversight on cybersecurity and data privacy. The PRC government may intervene in or influence our operations at any time, or may exert control over operations of our business, which could result in a material change in our operations and/or the value of our Class A ordinary shares. See also “Risk Factors—Risks Related to Conducting Business in China—The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as us. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities.” We may need to make material changes in our operations to comply with those requirements and/or the value of our Class A ordinary shares might be affected. PRC government’s certain administrative requirements in regulating our operations, the overseas offering and listing of China-based issuers, and foreign investments could significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares and/or other securities to investors and cause the value of such securities to significantly decline or be worthless. The PRC government also has significant discretion over the conduct of our business and may intervene with or influence our operations or the development of the relevant industry as it deems appropriate to further regulatory, political and societal goals, subject to necessary procedures. Uncertainties regarding the enforcement of laws and that the rules and regulations in China can change quickly with little advance notice. See “Risk Factors—Risks Related to Conducting Business in China—Uncertainties with respect to the enforcement of and changes in laws and regulations in China could have a material adverse effect on our business, results of operations, financial condition and future prospects, and cause our Class A ordinary shares to significantly decline in value or become worthless,” and “Risk Factors—Risks Related to Conducting Business in China—The PRC government has significant influence over companies with China-based operations by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless.” Furthermore, the PRC government has recently exerted more oversight and control over overseas securities offerings and foreign investment in China-based companies, and these rules could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. See “Risk Factors—Risks Related to Conducting Business in China—Recent regulatory developments in China may subject us to additional regulatory review or otherwise restrict or completely hinder our ability to offer securities and raise capitals overseas, all of which could materially and adversely affect our business and cause the value of our Class A ordinary shares to significantly decline or become worthless.”

Investors in our Class A ordinary shares are not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company. Nano Labs Ltd is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries in China and one of our subsidiaries in Hong Kong. Such structure involves unique risks to investors in our Class A ordinary shares. Investors may never directly hold equity interests in our PRC subsidiaries with substantive operations. We also cannot assure you that the Chinese regulatory authorities will not disallow such a structure. If the Chinese regulatory authorities disallow the structure, it would likely result in a material change in our operations and cause the value of our Class A ordinary shares to significantly decline or become worthless. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Governance” in the 2024 20-F.

In recent years, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. The PRC government also exerts more control over offerings conducted overseas and foreign investment in China-based issuers. In particular, on February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which came into effect on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (1) companies incorporated in the PRC, or PRC domestic companies, directly and (2) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. The Trial Measures requires (i) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (ii) the filing of their underwriters or placement agents with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline. On the same day, the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”) promulgated by the CSRC came into effect. Confidentiality and Archives Administration Provisions stipulate that the PRC companies seeking overseas offerings and listings, either directly or indirectly, as well as securities firms and securities service providers (both the PRC and overseas) involved in relevant businesses, must not disclose any state secrets or confidential information of government agencies, nor harm national security and public interests. Additionally, if a domestic company provides accounting archives or copies of such archives to any entities, including securities firms, securities service providers, overseas regulators and individuals, it must comply with due procedures in accordance with applicable regulations. We believe that offerings under this prospectus do not involve the disclosure of any state secret or confidential information of government agencies, nor does it harm national security and public interests. However, we may need to perform additional procedures concerning the provision of accounting archives. The specific requirements of these procedures are currently unclear, and we cannot guarantee our ability to execute them. According to the Notice on the Administrative Arrangements for the Filing of Overseas Securities Offering and Listing by Domestic Enterprises (the “Notice on Overseas Listing Measures”) published by the CSRC on February 17, 2023, issuers that had already been listed in an overseas market by March 31, 2023, the date the Trial Measures became effective, are not required to make any immediate filing and are only required to comply with the filing requirements under the Trial Measures when it subsequently seeks to conduct a follow-on offering. Therefore, we are required to go through filing procedures with the CSRC within three working days after the completion of an offering made pursuant to this prospectus or any accompanying prospectus supplement and for our future offerings of our securities in an overseas market, including Nasdaq, under the Trial Measures. Other than the CSRC filing procedure we are required to make within three working days after the completion of an offering made pursuant to this prospectus or any accompanying prospectus supplement, we and our PRC subsidiaries, as advised our PRC legal counsel, Zhong Lun Law Firm, (1) are not required to obtain permissions from the CSRC, and (2) have not been required to obtain or denied such and other permissions by the CSRC, CAC, or any PRC government authority, under current PRC laws, regulations and rules in connection with a potential offering made pursuant to this prospectus or any accompanying prospectus supplement as of the date of this prospectus. See “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—Recent regulatory developments in China may subject us to additional regulatory review or otherwise restrict or completely hinder our ability to offer securities and raise capitals overseas, all of which could materially and adversely affect our business and cause the value of our Class A ordinary shares to significantly decline or become worthless” in the 2024 20-F.

The structure of cash flows within our organization, and the applicable regulations, are as follows. After foreign investors’ funds enter Nano Labs Ltd, our holding company, subject to the cash demand of our PRC and Hong Kong subsidiaries, the funds can be transferred to our wholly owned Cayman subsidiaries, then to our wholly owned BVI subsidiaries, then to our Hong Kong subsidiaries, which will further distribute the funds to our PRC subsidiaries. If we intend to distribute dividends, PRC subsidiaries will transfer the dividends to our Hong Kong subsidiaries in accordance with the laws and regulations of the PRC, and then our Hong Kong subsidiaries will transfer the dividends all the way up to Nano Labs Ltd, and the dividends will be distributed from Nano Labs Ltd to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds within our corporate group under our direct holding structure must be legal and compliant with relevant laws and regulations of China. In utilizing the proceeds from offerings under this prospectus, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our affiliated entities only through loans, subject to applicable government reporting, registration and approvals. See “Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds—Use of Proceeds” and “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of the securities offering to make loans or additional capital contributions to our PRC subsidiaries” in the 2024 20-F. In 2022, 2023 and 2024, we transferred cash proceeds of US$24.3 million, US$17.5 million and US$13.1 million to our PRC subsidiaries for the settlement of intercompany transactions and as paid-in capital for our PRC subsidiaries, and none of our PRC subsidiaries has issued any dividends or distributions to respective holding companies or any investors as of the date of this prospectus. We do not have any present plan to pay any cash dividends on our ordinary shares . We have, from time to time, transferred cash between our PRC subsidiaries to fund their operations, and we do not anticipate any difficulties or limitations on our ability to transfer cash between such subsidiaries. As of the date of this prospectus, no cash generated from our PRC subsidiaries has been used to fund operations of any of our non-PRC subsidiaries. We may encounter difficulties in our ability to transfer cash between PRC subsidiaries and non-PRC subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, as long as we are compliant with the procedures for approvals from foreign exchange authorities and banks in China, the relevant laws and regulations in China do not impose limitations on the amount of funds that we can transfer out of China. We currently do not have any cash management policy that dictate the transfer of cash between our subsidiaries. See “Item 4. Information of the Company—B. Business Overview—Regulation—PRC Laws and Regulations relating to Foreign Exchange” in the 2024 20-F for details of such procedures.

Investing in these securities involves risks. See the “Risk Factors” section contained in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in these securities.

Each time we sell these securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of these securities.

We may offer and sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 30 votes on all matters subject to vote at general meetings of our company. Each Class B ordinary share can be convertible into Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity that is not Mr. Jianping Kong, Mr. Qifeng Sun or their affiliate (as defined in our currently effective memorandum and articles of association), or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person who is not Mr. Jianping Kong, Mr. Qifeng Sun or their affiliate, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares. See “Description of Share Capital.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Act of 2012, as amended, and, as such, will be subject to reduced public company reporting requirements.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq Stock Market.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2025

i

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

●	“China” and “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region;

●	“Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.002 per share;

●	“Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.002 per share;

●	“RMB” and “Renminbi” refers to the legal currency of China;

●	“shares” and “ordinary shares” refers to prior to the completion of any offerings under this prospectus, our pre-offering ordinary shares, and upon and after the completion of any offerings under this prospectus, are to our Class A ordinary shares and our Class B ordinary shares;

●	“US$” and “U.S. dollars” refers to the legal currency of the United States of America; and

●	“we,” “us,” “our company,” “our,” and “our group” refers to Nano Labs Ltd, our Cayman Islands holding company, its predecessor entity and its subsidiaries, as the context requires.

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a shelf registration process permitted under the Securities Act. By using a shelf registration statement, we may sell any of our securities to the extent permitted in this prospectus and the applicable prospectus supplement, from time to time in one or more offerings on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus (as supplemented or amended), including our consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference in this prospectus from our other filings with the SEC, before making an investment decision.

Company Overview

We are a leading Web 3.0 infrastructure and product solution provider in China, specialized in the development of HTC chips and HPC chips. We have built a comprehensive FPU architecture which offers solution that integrates the features of both HTC and HPC. In addition, we have actively positioned ourselves in the digital assets space, adopting BNB as our primary reserve asset. We have accumulated nearly US$170 million in mainstream digital currencies including BNB and BTC.

We plan to further strengthen our BNB strategic reserve through multiple approaches, including continued accumulation of BNB, acquisition of controlling stakes in BNB-focused strategic reserve entities, and investment in companies dedicated to holding BNB as a core reserve asset.

We have established an integrated solution platform covering two main business verticals, including HTC solutions and HPC solutions. Our HTC solutions feature our proprietary Cuckoo series chips, which have become alternative ASICs solutions for traditional GPUs. Our HPC solutions offer both HPC chips, Darkbird, and Bitcoin mining machine, iPollo. In addition to HTC and HPC chips, we launched our Darksteel series, which can be applied to both industrial and commercial sectors by offering distributed computing and data storage solutions, in the fourth quarter of 2021.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference herein. For instructions on how to find copies of these and our other filings incorporated by reference in the accompanying prospectus, see “Where You Can Find More Information About Us” in this prospectus.

Overview of BNB

BNB functions as the core utility and governance token within the BNB chain ecosystem (BNB Chain), supporting diversified use cases primarily including decentralized finance (DeFi), centralized finance (CeFi), and payment solutions (PayFi). BNB operates as a multifunctional, scalable blockchain infrastructure token essential to BNB Chain’s ecosystem operations and innovation. BNB may be utilized to enable transaction fee payments, staking/governance participation, liquid staking derivatives, CeFi privileges, real-world payments, decentralized storage, and financial services, while supporting ecosystem growth through validator rewards and protocol governance.

BNB Token Supply Mechanisms

BNB was launched in 2017 with an initial total supply of 200 million tokens. The protocol operates a deflationary model that progressively reduces supply. As of July 2025 following the 32nd quarterly burn event, BNB’s total supply stood at approximately 139.29 million tokens.

For the token generation mechanism, BNB implements zero post-launch token minting, eliminating inflationary mechanisms. Supply reduction occurs exclusively through burning. Cross-chain transfers between BNB Smart Chain (BSC) and BNB Greenfield utilize lock/unlock protocols, and there is no new token creation for BNB.

For the burn mechanism, BNB employs two primary burn mechanisms, including (1) auto-burn, which executes algorithmic quarterly burns based on BNB market price and BSC block production metrics, which constitutes an auditable, transparent on-chain process independent of centralized exchanges, and (2) real-time burn, which destroys a portion of BSC gas fees per block where governance mechanisms determine the burn ratio, dynamically adjusting according to network activity.

In addition, BNB operates as a deflationary token. The auto-burn and real-time burn mechanisms systematically reduce total supply. There is no inflation mechanism for BNB, as it prohibits new token creation.

BNB Ecosystem

The BNB ecosystem comprises multiple blockchains, including BSC, opBNB (Layer-2 scaling solution), and BNB Greenfield (decentralized storage network), collectively establishing infrastructure supporting Web3, DeFi, AI, and data tokenization innovations. BNB serves as the core utility token enabling payment fees, staking, governance, storage, and real-world transactions across this ecosystem.

BNB Lifecycle

BNB commenced its lifecycle with a genesis event in 2017, launching via an initial coin offering where 200 million tokens were minted. It initially existed as an Ethereum ERC-20 token before migrating to become the native token of BNB Chain. The protocol explicitly prohibits the creation of any new tokens after this genesis event.

Our Cryptocurrency Holdings

In 2024, we acquired a total of approximately 361 Bitcoins with an average purchase price of approximately US$99,765 per Bitcoin, inclusive of fees and expenses. We did not sell any Bitcoin in 2024. From January 1, 2025 to April 10, 2025, we acquired a total of approximately 40 Bitcoins with an average purchase price of approximately US$97,565 per Bitcoin, inclusive of fees and expenses.

In 2024, we also acquired and sold a total of approximately 4.1 million USDTs. Transactions involving USDT were generally valued based on a 1:1 exchange rate with the U.S. dollar.

As of December 31, 2024, we carried US$33.8 million of cryptocurrencies on our balance sheet, consisting of approximately 361 Bitcoins and 9 USDTs, reflecting US$2.2 million unrealized loss on changes in fair value of cryptocurrencies, attributable to Bitcoin trading price fluctuations.

As of August 1, 2025, we held approximately 606 Bitcoins and 128,000 BNBs. As of August 1, 2025, at 4:00 p.m. Eastern Time, the market price of one Bitcoin reported on Binance was US$113,324.18 and the market price of one BNB reported on Binance was US$796.18.

Custody of our Cryptocurrency Holdings

We maintain our cryptocurrency holdings in wallets hosted on reputable exchanges, including Hashkey Exchange, CEFFU, Coinbase and Binance. The selection of these exchanges involves a careful evaluation of their security measures, regulatory compliance, and requires approval by our senior management. When establishing new wallets, an operational representative and two additional reviewers are required to be physically present. Wallet passwords are set and securely maintained by one designated reviewer. We employ a robust “3-of-2” multi-signature security arrangement to enhance protection, requiring multiple authorized signatures to authorize transactions. Hardware wallets are securely stored in dedicated safes. Software wallets are utilized strictly as transitional platforms, facilitating individual incoming and outgoing transactions without retaining balances, thereby minimizing exposure and enhancing security. Our auditor performs annual procedures in compliance with PCAOB rules, including existence verification, to reasonably assure the balance of our cryptocurrency assets reported in the consolidated balance sheets are free of material misstatement.

Over 40.0% of our cryptocurrency assets is custodied by CEFFU, a secure and independent institutional custody platform specializing in virtual asset safekeeping. Operating as an independent entity, CEFFU maintains rigorous security protocols, compliance standards, and governance frameworks. For our cryptocurrency assets stored in CEFFU, we are not aware of the proportion of private keys that are held in hot, warm or cold storage. The cryptocurrency holdings stored by the CEFFU are completely segregated and verifiable on-chain. CEFFU has SOC II Type II audits from its auditor to ensure the security of our cryptocurrency assets. Specifically, CEFFU utilizes multi-party computation technology to eliminate single points of private key vulnerability. By distributing key shares across FIPS 140-2 compliant hardware security modules with strict non-exportability controls, this cryptographic architecture ensures end-to-end protection against key compromise. However, CEFFU does not provide insurance on client assets under custody. Instead, CEFFU maintains its own internal risk management and asset allocation policies.

Per our agreement with CEFFU, we are obligated to provide and maintain current and precise KYC/AML documentation. CEFFU conducts rigorous identity verification, continuously monitors transactions for suspicious activity, and adheres strictly to anti-money laundering regulations. Fees for services are detailed in a separate fee letter and may be adjusted by CEFFU with prior notice to us. Either party may terminate the agreement with thirty days’ written notice. In addition, CEFFU retains the unilateral right to immediately suspend or close accounts in cases of material breaches, fraudulent activities, regulatory enforcement actions, or violations of AML requirements.

The majority of our remaining cryptocurrency assets are custodied by Binance, which does not make custodian agreements publicly available according to its internal policy. As a result, we lack visibility into the custody arrangements, including how the private key is stored, whether there is potential commingling with other client assets, and whether Binance maintains insurance coverage for our holdings.

Risks and Challenges

Investing in our Class A ordinary shares entails a significant level of risk. Before investing in our Class A ordinary shares, you should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors,” in addition to all of the other information in this prospectus and documents that are incorporated in this prospectus , as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, if applicable, in any accompanying prospectus supplement or documents incorporated by reference. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” and those included in the accompanying prospectus and the documents incorporated by reference herein and therein, alone or in combination with other events or circumstances, may adversely affect our business, results of operations and financial condition. Such risks include, but are not limited to:

Risks Related to Our Business

●	Uncertainties in our research and development activities. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—We may fail to anticipate or adapt to technology innovations in a timely manner, so our IC design may fail to gain recognition from the customers and the IC design industry” in the 2024 20-F.

●	Volatility of the cryptocurrency market. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—Our results of operations have been and are expected to continue to be significantly impacted by the volatility of the cryptocurrency market, and in particular, the sharp price decrease of cryptocurrencies” in the 2024 20-F, “We face significant risks relating to our reliance on third-party quantitative trading teams for the custody and trading of our cryptocurrencies, including risks related to market volatility and forced liquidation, trading system and API, counterparty and agency, team competency and trading system, instability of profitability, and arbitrage trading, which could materially and adversely impact our business, financial condition and results of operations” in the current reports on Form 6-K furnished with the SEC on June 24, 2025 (the “June 24 6-K”) and “Market manipulation activities within the cryptocurrency market may materially disrupt market integrity, reduce liquidity, and cause significant price volatility, adversely impacting our trading operations, revenue generation, and business, financial condition and results of operations” in the June 24 6-K.

●	Network security of cryptocurrencies. See “We face significant risks relating to disruptions, forks, 51% attacks, hacks, network disruptions, or other adverse events or other compromises to the cryptocurrency blockchains, which could materially and adversely impact our business, financial condition and results of operations” and “We face risks relating to the potential compromise of Bitcoin and other cryptocurrencies’ network security by emerging technologies, including artificial intelligence and quantum computing, which may materially and adversely impact our operations and financial condition” in the June 24 6-K.

●	Uncertainty of the regulation on cryptocurrencies and relevant transaction and trading venue related risks. See “Cryptocurrencies, including Bitcoin, face significant scaling obstacles that can lead to high fees or slow transaction settlement times”, “Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty”, “The due diligence procedures conducted by us and our liquidity provider to mitigate transaction risk may fail to prevent transactions with bad actors that have used cryptocurrencies to launder money”, “Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in crypto-related activities”, “Due to the unregulated nature and lack of transparency surrounding the operations of many trading venues Bitcoin and other cryptocurrencies we hold, these trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in such trading venues and adversely affect the value of Bitcoin or other cryptocurrencies we hold” and “We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers” in the June 24 6-K.

●	Risks related to stablecoins. See “We are exposed to risks related to the custody, transaction and issuance of stablecoins, which could materially and adversely affect our business, financial condition and results of operations”, “As a relatively new innovation, stablecoins are particularly susceptible to operational challenges and risks, including due to surges in demand” and “The acceptance of stablecoins could be negatively impacted by the disruptions in secondary marketplace, which could negatively affect our business, financial condition and results of operations” in the June 24 6-K.

●	Price volatility of cryptocurrencies. See “Cryptocurrency price volatility may materially depress asset valuations, necessitating substantial cash reserves or liquidity buffers to maintain operational resilience. These risks are compounded by the lack of comprehensive regulation governing cryptocurrency trading platforms, which face material exposure to fraud, market manipulation, security breaches, and operational failures that could materially and adversely affect the value of our small-cap cryptocurrency holdings” and “The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of Bitcoin or other cryptocurrencies we hold and adversely affect our business” in the June 24 6-K.

●	Risks related to custodially-held cryptocurrencies. See “Our custodially-held Bitcoin or other cryptocurrencies may become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings” in the June 24 6-K.

●	Market conditions for HTC and HPC solutions market. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—We have derived and may continue to derive revenues primarily from our HTC and HPC solutions. If the market for HTC and HPC solutions ceases to exist or diminishes significantly, our business, results of operations and financial condition would be materially and adversely affected” in the 2024 20-F.

●	Constant technological changes in the industries we operate in. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—Our business growth is dependent on the development of blockchain technology and applications, particularly in the field of Bitcoin, ETC, Grin and Filecoin” in the 2024 20-F.

●	Significant revenue contribution from our cryptocurrency mining machines. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—If cryptocurrencies relating to our products lose their popularity or are replaced by other cryptocurrencies as the mainstream cryptocurrencies, we may not be able to win the market for our future mining machines and our results of operations will be materially and adversely affected” in the 2024 20-F and “We face significant risks relating to income concentration in limited blockchain partners and associated disclosure deficiencies which may trigger regulatory actions or litigation” in the June 24 6-K.

●	Our reliance on limited suppliers. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business—Our IC products mainly depend on supplies from third-party foundries, and any failure to obtain sufficient foundry capacity from such foundries would significantly delay the shipment of our products” in the 2024 20-F.

Risks Related to Our Operations

●	Our ability to achieve or sustain profitability. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Operations—We have incurred net losses and negative cash flows from operating activities in the past, and we may not achieve or sustain profitability” in the 2024 20-F.

●	Our ability to forecast our business and assess the seasonality and volatility in our business. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Operations—Our limited operating history and our volatile historical results of operations could make it difficult for us to forecast our business and assess the seasonality and volatility in our business” in the 2024 20-F and “We face significant risks relating to the ongoing evolution of our business model and inherent future uncertainties, which could materially impair our ability to execute our strategy, achieve profitability, and adversely affect our business, financial condition and results of operations” in the June 24 6-K.

●	Our ability to obtain significant financial resources. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Operations—Our business requires significant financial resources, but we may not be able to obtain it in a timely manner and on favorable terms or at all” in the 2024 20-F.

●	Our ability to price our products at our desired margins. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Operations—We may not be able to price our products at our desired margins as a result of any decrease in our bargaining power or changes in market conditions” in the 2024 20-F.

●	Credit risks and concentration of credit risks in relation to defaults from counterparties. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Operations—We may be exposed to credit risks and concentration of credit risks in relation to defaults from counterparties” in the 2024 20-F.

●	Our ability to manage our growth or execute our strategies effectively. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Operations—If we are unable to manage our growth or execute our strategies effectively, our business, results of operations and financial condition may be materially and adversely affected” in the 2024 20-F.

●	Ongoing global coronavirus COVID-19 outbreak. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Operations—Our business, results of operations and financial position could be adversely affected by the ongoing COVID-19 pandemic” in the 2024 20-F.

●	High customer concentration. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Operations—High customer concentration exposes us to all of the risks faced by our major customers and may subject us to significant fluctuations or declines in revenues” in the 2024 20-F.

●	Liquidity risk in relation to cryptocurrencies. See “Our cryptocurrency holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents” in the June 24 6-K.

●	Volatility in BNB market price risks. See “Risk Factors—Risks Related to Our Operations—Significant volatility in the market price of BNB may cause material losses and adversely affect our financial position.”

●	Dependence of BNB value on Binance’s operations. See “Risk Factors—Risks Related to Our Operations—BNB’s value and utility are heavily dependent on the ongoing operation, success, and reputation of Binance and its affiliates, exposing our reserves to material devaluation.”

●	Concentration risk in BNB reserves. See “Risk Factors—Risks Related to Our Operations—Significant concentration of reserve value in BNB amplifies exposure to token-specific failures. Competition and potential technological obsolescence may adversely impact BNB’s value.”

●	Liquidity challenges for BNB holdings. See “Risk Factors—Risks Related to Our Operations—Our BNB holdings may face unique liquidity challenges or devaluation due to concentration or market perception. Liquidity constraints may prevent us from converting BNB holdings into fiat currency or stable value when needed, or without significant losses.”

●	Technical and security risks to BNB ecosystem. See “Risk Factors—Risks Related to Our Operations—Technical flaws, security breaches, or failures within the BNB blockchain ecosystem could impair the utility value of our BNB holdings.”

Risks Related to Our Industry

●	Adverse changes in the regulatory environment in China. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Industry—It may be or become illegal to acquire, own, hold, sell or use cryptocurrencies, participate in the blockchain, transfer or utilize similar bitcoin assets in China or overseas markets where we operate due to adverse changes in the regulatory and policy environment in these jurisdictions” in the 2024 20-F.

●	Adverse changes of regulatory environment in foreign markets. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Industry—The current regulatory environment in foreign markets, including the United States, and any adverse changes in that environment, could have a material adverse impact on our blockchain products business” in the 2024 20-F.

●	Increasing mining difficulty, which could result in downward pressure on the expected economic returns. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Industry—Increasing mining difficulty could result in downward pressure on the expected economic returns on cryptocurrency mining” in the 2024 20-F.

●	Concert actions, which could prevent new transactions from gaining confirmations, halt payments between users, and reverse previously completed transactions. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Industry—If any person, institution or a pool of them acting in concert obtains control of more than 50% of the processing power active on the Bitcoin, Ethereum Classic or Grin, such person, institution or a pool of them could prevent new transactions from gaining confirmations, halt payments between users, and reverse previously completed transactions, which would erode user confidence in Bitcoin, Ethereum Classic or Grin” in the 2024 20-F.

●	Challenges against decentralized nature of cryptocurrencies. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Industry—The decentralized nature of cryptocurrency may be subject to challenges, which could negatively affect our results of operations” in the 2024 20-F.

●	Change of algorithm and mining mechanism. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Industry—Change of algorithm and mining mechanism for cryptocurrencies may materially and adversely affect our business and results of operations” in the 2024 20-F.

Risks Related to Conducting Business in China

●	Exposure to PRC government influence. See “Risk Factors—Risks Related to Our Operations—The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as us. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities.”

●	Uncertainties in China’s legal and regulatory environment. See “Risk Factors—Risks Related to Our Operations—Uncertainties with respect to the enforcement of and changes in laws and regulations in China could have a material adverse effect on our business, results of operations, financial condition and future prospects, and cause our Class A ordinary shares to significantly decline in value or become worthless.”

●	Recent regulatory developments in China, which may subject us to additional regulatory review. See “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—Recent regulatory developments in China may subject us to additional regulatory review or otherwise restrict or completely hinder our ability to offer securities and raise capitals overseas, all of which could materially and adversely affect our business and cause the value of our Class A ordinary shares to significantly decline or become worthless” in the 2024 20-F.

●	Significant influence of PRC government over companies with China-based operations. See “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—The PRC government has significant influence over companies with China-based operations by enforcing existing rules and regulation, adopting new ones, or changing relevant industrial policies in a manner that may materially increase our compliance cost, change relevant industry landscape or otherwise cause significant changes to our operations in China, which could result in material and adverse changes in our operations and cause the value of our securities to significantly decline or be worthless” in the 2024 20-F.

●	Possibility of delisting if the PCAOB is unable to inspect auditors with presence in China. See “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—Our Class A ordinary shares will be delisted and prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely auditors located in China for two consecutive years. The delisting of our Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” in the 2024 20-F.

●	Changes in the political and economic policies of the PRC government. See “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations and financial condition” in the 2024 20-F.

●	Uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations. See “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us” in the 2024 20-F.

●	A severe or prolonged downturn in China’s economy. See “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—A severe or prolonged downturn in China’s economy could materially and adversely affect our business, financial condition and results of operations” in the 2024 20-F.

●	Increased labor costs and enforcement of stricter labor laws and regulations in China. See “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—Increases in labor costs and enforcement of stricter labor laws and regulations in China and our additional payments of statutory employee benefits may adversely affect our business and profitability” in the 2024 20-F.

Risks Related to Our Corporate Structure and Governance

●	Investors in our Class A ordinary shares not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead equity securities of a Cayman Islands holding company. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Governance—Investors in our Class A ordinary shares are not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company” in the 2024 20-F.

●	Custodians or authorized users of our controlling non-tangible assets, including chops and seals, failing to fulfill their responsibilities. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Governance—If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected” in the 2024 20-F.

●	Anti-takeover provisions in our currently effective memorandum and articles of association. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Governance—Our currently effective memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares” in the 2024 20-F.

●	Dual-class structure of our ordinary shares which could affect the trading market for our Class A ordinary shares. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Governance—The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A ordinary shares” in the 2024 20-F;

●	Less protection to shareholders due to our home country practices for corporate governance matters. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Governance—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law and conduct our operations primarily in emerging markets” in the 2024 20-F.

●	Certain judgments obtained against us by our shareholders may not be enforceable. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Governance—Certain judgments obtained against us by our shareholders may not be enforceable” in the 2024 20-F.

●	Reduced reporting requirements due to our emerging growth company status. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Governance—We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements” in the 2024 20-F.

●	Our exemption from certain provisions applicable to U.S. domestic public companies due to our foreign private issuer status. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure and Governance—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies” in the 2024 20-F.

Risks Related to our Class A ordinary shares

●	Volatile trading price of our Class A ordinary shares. See “Item 3. Key Information—D. Risk Factors—Risks Related to our Class A ordinary shares—The trading price of our Class A ordinary shares is likely to be volatile, which could result in substantial losses to investors” in the 2024 20-F.

●	Failure to maintain the listing of our Class A ordinary shares with a U.S. national securities exchange. See “Item 3. Key Information—D. Risk Factors—Risks Related to our Class A ordinary shares—If we fail to maintain the listing of our Class A ordinary shares with a U.S. national securities exchange, the liquidity and price of our Class A ordinary shares could be adversely affected” in the 2024 20-F.

●	Lack of research or report on the business or change in recommendations regarding our Class A ordinary shares. See “Item 3. Key Information—D. Risk Factors—Risks Related to our Class A ordinary shares—If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for our Class A ordinary shares and trading volume could decline” in the 2024 20-F.

●	Sale or availability for sale of substantial amounts of our Class A ordinary shares. See “Item 3. Key Information—D. Risk Factors—Risks Related to our Class A ordinary shares—The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price” in the 2024 20-F.

Potential CAC and CSRC Approval Required for Offerings under this Prospectus

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, on January 4, 2022, the CAC, and other ministries and commissions (including the CSRC), announced the adoption of the Cybersecurity Review Measures, which became effective on February 15, 2022 and provides that network platform operators possessing personal information of more than one million individual users must undergo a cybersecurity review by the CAC when they seek to have their securities listed on a foreign stock exchange. Furthermore, the Standing Committee of the National People’s Congress passed the Personal Information Protection Law of the PRC(“PIPL”), which became effective on November 1, 2021, requires such operators to obtain consent of the user prior to any cross-border transfer of personal information, as well as the satisfaction of at least one of the following conditions: (1) a security assessment organized by competent cybersecurity authorities has been passed; (2) certification of personal information protection from a specialized institution in accordance with the provisions issued by competent cybersecurity authorities has been passed; (3) a model standard contract about both parties’ rights and obligations formulated by competent cybersecurity authorities with the overseas recipient has been entered into; or (4) any other condition prescribed by laws, administrative regulations or by competent cybersecurity authorities has been satisfied. These policies and any related implementation rules to be enacted may subject us to additional compliance requirement. As of the date of this prospectus, no official guidance or related implementation rules have been issued in relation to these issued opinions, and the interpretation and implementation of these opinions remain unclear at this stage. Moreover, the M&A Rules requires an overseas special purpose vehicle that are controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicle or held by its shareholders as considerations to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear.

In recent years, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. The PRC government also exerts more control over offerings conducted overseas and foreign investment in China-based issuers. In particular, on February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. The Trial Measures apply to overseas securities offerings and/or listings conducted by (1) companies incorporated in the PRC, or PRC domestic companies, directly and (2) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. The Trial Measures requires (i) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (ii) the filing of their underwriters or placement agents with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline. On the same day, the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”) promulgated by the CSRC came into effect. Confidentiality and Archives Administration Provisions stipulate that the PRC companies seeking overseas offerings and listings, either directly or indirectly, as well as securities firms and securities service providers (both the PRC and overseas) involved in relevant businesses, must not disclose any state secrets or confidential information of government agencies, nor harm national security and public interests. Additionally, if a domestic company provides accounting archives or copies of such archives to any entities, including securities firms, securities service providers, overseas regulators and individuals, it must comply with due procedures in accordance with applicable regulations. We believe that offerings under this prospectus do not involve the disclosure of any state secret or confidential information of government agencies, nor does it harm national security and public interests. However, we may need to perform additional procedures concerning the provision of accounting archives. The specific requirements of these procedures are currently unclear, and we cannot guarantee our ability to execute them. According to the Notice on Overseas Listing Measures published by the CSRC on February 17, 2023, issuers that had already been listed in an overseas market by March 31, 2023, the date the Trial Measures became effective, are not required to make any immediate filing and are only required to comply with the filing requirements under the Trial Measures when it subsequently seeks to conduct a follow-on offering. Therefore, we are required to go through filing procedures with the CSRC within three working days after the completion of an offering made pursuant to this prospectus or any accompanying prospectus supplement and for our future offerings of our securities in an overseas market, including Nasdaq, under the Trial Measures. Other than the CSRC filing procedure we are required to make within three working days after the completion of an offering made pursuant to this prospectus or any accompanying prospectus supplement, we and our PRC subsidiaries, as advised our PRC legal counsel, Zhong Lun Law Firm, (1) are not required to obtain permissions from the CSRC, and (2) have not been required to obtain or denied such and other permissions by the CSRC, CAC, or any PRC government authority, under current PRC laws, regulations and rules in connection with a potential offering made pursuant to this prospectus or any accompanying prospectus supplement as of the date of this prospectus. See “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—Recent regulatory developments in China may subject us to additional regulatory review or otherwise restrict or completely hinder our ability to offer securities and raise capitals overseas, all of which could materially and adversely affect our business and cause the value of our Class A ordinary shares to significantly decline or become worthless” in the 2024 20-F.

Corporate History and Structure

We are a Cayman Islands holding company and primarily conduct our operations in China through our PRC subsidiaries. We first started our business designing and developing high throughput computing solutions through Zhejiang Haowei Technology Co., Ltd., or Zhejiang Haowei, incorporated in July 2019. Since our inception, we have been devoted to the design and development of computing power solutions.

On January 8, 2021, we incorporated Nano Labs Ltd, our holding company, as an exempted company with limited liability under the laws of the Cayman Islands. In 2021, we underwent a series of corporate reorganization in anticipation of our initial public offering, including incorporation of our company as the listing vehicle, incorporation of our oversea holding companies and issuance of shares to shareholders of Zhejiang Haowei. In May 2021, we completed a one-for-10,000 shares subdivision, following which our authorized share capital of US$50,000 is divided into 500,000,000 ordinary shares of US$0.0001 each.

On July 12, 2022, our American depositary shares representing Class A ordinary shares commenced trading on the Nasdaq Global Market under the symbol of “NA.” On December 29, 2023, Citibank N.A. distributed a notification regarding the amendment to the deposit agreement, dated December 19, 2023, as amended, and the termination of American depositary receipts facility for our American depositary shares, effective from February 1, 2024.

Effective from January 31, 2024, we conducted a 2-to-1 share consolidation, which consolidated two shares with a par value of US$0.0001 each in our issued and unissued share capital into one share with a par value of US$0.0002. Upon the effectiveness of such share consolidation, our authorized share capital became US$50,000 divided into 250,000,000 ordinary shares of par value of US$0.0002 each, comprising (1) 121,410,923 Class A ordinary shares of par value of US$0.0002 each, (2) 28,589,078 Class B ordinary shares of par value of US$0.0002 each and (3) 99,999,999 shares of a par value of US$0.0002 each of such class or classes (however designated) as our board of directors may determine in accordance with our memorandum and articles of association, as amended. Effective from November 3, 2024, we conducted a 10-to-1 share consolidation, which consolidated 10 shares with a par value of US$0.0002 each in our issued and unissued share capital into one share with a par value of US$0.002. Upon the effectiveness of such share consolidation, our authorized share capital became US$50,000 divided into 25,000,000 ordinary shares of par value of US$0.002 each, comprising (1) 12,141,093 Class A ordinary shares of par value of US$0.002 each, (2) 2,858,908 Class B ordinary shares of par value of US$0.002 each, and (3) 9,999,999 shares of a par value of US$0.002 each of such class or classes (however designated) as our board of directors may determine in accordance with our memorandum and articles of association, as amended. Unless otherwise indicated, shares and per share amount in this annual report represent the actual ones at the relevant time. Effective from 18 December 2024, we re-designated 2,000,000 undesignated shares as Class A ordinary shares. Upon the effectiveness of such share re-designation, our authorized share capital became US$50,000 divided into 25,000,000 ordinary shares of par value of US$0.002 each, comprising (1) 14,141,093 Class A Ordinary Shares of par value of US$0.002 each, (2) 2,858,909 Class B Ordinary Shares of par value of US$0.002 each and (3) 7,999,998 shares of a par value of US$0.002 each of such class or classes (however designated) as the board of directors may determine in accordance with our memorandum and articles of association, as amended.

On March 7, 2025, we (1) increased the authorized share capital from US$50,000 divided into 25,000,000 ordinary shares of par value of US$0.002 each to US$4,200,000 dividing into 2,100,000,000 shares with a par value of US$0.002 each, comprising 1,097,141,091 Class A ordinary shares, 2,858,909 Class B ordinary shares, and 1,000,000,000 shares of a par value of US$0.002 each of such class or classes (however designated) as our board of directors may determine in accordance with our memorandum and articles of association, as amended; and (2) increased the votes per Class B ordinary share from 15 to 30.

The following diagram illustrates our corporate structure as of the date of this prospectus.

Our Company (Cayman Islands)
70%
Ipollo Tech Ltd (Cayman Islands)
Ipolloverse Cayman Ltd (Cayman Islands) (2)
100%
Nano Labs Inc (BVI)
100%
Ipollo Tech Inc (BVI)
100%
Tsuki Inc (United States)
100%
Ipolloverse Tech Inc (BVI)
Nano bit HK Limited (HK)
100%
Nano Technology HK Limited (HK)
Nano Labs HK Limited (HK)
100%
Ipollo HK Limited (HK)
100%
IPOLLO PTE.LTD. (Singapore)
Ipolloverse HK Limited (HK)
100%
100%
100%
Outside China
Within China
100%
Haowei Technology (Shaoxing) Co., Ltd.
100%
Zhejiang Haowei Technology Co., Ltd.
100%
Zhejiang Metaverse Technology Co., Ltd.
Zhejiang Yuanmao Digital Technology Co., Ltd
100%
100%
Zhejiang Ipollo Metacomputing Co., Ltd
65%
Haoweiverse Technology (Shaoxing) Co., Ltd. (1)
100%
Metaski (Shaoxing) Technology Co., Ltd.
98%
Metaverse (Shaoxing) Technology Co., Ltd.
100%
Shenzhen Matamata Technology Co., Ltd.
100%
Zhejiang Ipollo Technology Co., Ltd.
100%
Metameta (Shaoxing) Technology Co., Ltd.
100%
Hangzhou Meta Technology Co., Ltd.
100%
Zhejiang Nanomicro Technology Co., Ltd.
100%
Zhejiang NanoBlock Technology Co., Ltd.
100%
Zhejiang Weike Technology Co., Ltd.
100%
Shenzhen Matavos Technology Co., Ltd.

(1)	The remaining 35% equity interest is owned by Hangzhou Lin’an Mantefu Technology Co., Ltd., an unaffiliated third party.

(2)	The remaining 30% equity interest is owned by Metadata Labs Inc., an unaffiliated third party.

Holding Company Structure

Nano Labs Ltd is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries in China and Hong Kong. As a result, Nano Labs Ltd’s ability to pay dividends depends upon dividends paid by our subsidiaries in China and Hong Kong. If our existing PRC and Hong Kong subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. We face various legal and operational risks and uncertainties related to being based in and having significant operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business, accept foreign investments or list on U.S. or other foreign exchanges. For example, we face risks associated with regulatory approvals of offshore offerings and oversight on cybersecurity and data privacy. The PRC government may intervene in or influence our operations at any time, or may exert control over operations of our business, which could result in a material change in our operations and/or the value of our Class A ordinary shares. See also “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as us. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities” in the 2024 20-F. We may need to make material changes in our operations to comply with those requirements and/or the value of our Class A ordinary shares might be affected. PRC government’s certain administrative requirements in regulating our operations, the overseas offering and listing of China-based issuers, and foreign investments could significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares and/or other securities to investors and cause the value of such securities to significantly decline or be worthless. The PRC government also has significant discretion over the conduct of our business and may intervene with or influence our operations or the development of the relevant industry as it deems appropriate to further regulatory, political and societal goals, subject to necessary procedures. Uncertainties regarding the enforcement of laws and that the rules and regulations in China can change quickly with little advance notice. See also “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—Uncertainties with respect to the enforcement of and changes in laws and regulations in China could have a material adverse effect on our business, results of operations, financial condition and future prospects, and cause our Class A ordinary shares to significantly decline in value or become worthless” in the 2024 20-F. Furthermore, the PRC government has recently exerted more oversight and control over overseas securities offerings and foreign investment in China-based companies, and these rules could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For further details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China” in the 2024 20-F.

In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Pursuant to the Company Law of the People’s Republic of China, or the PRC Company Law, our PRC subsidiaries are required to make contribution of at least 10% of their after-tax profits calculated in accordance with the PRC GAAP to the statutory common reserve. Contribution is not required if the reserve fund has reached 50% of the registered capital of our subsidiaries. As of December 31, 2024, our PRC subsidiaries had reserve fund of RMB6.6 million (US$0.9 million).

None of our PRC subsidiaries has issued any dividends or distributions to respective holding companies or any investors as of the date of this prospectus. Our PRC subsidiaries generate and retain cash generated from operating activities and re-invest it in our business. Historically, our PRC subsidiaries have also received equity financing from its shareholders to fund business operations of our PRC subsidiaries. In 2022, 2023 and 2024, we transferred cash proceeds of US$24.3 million, US$17.5 million and US$13.1 million to our PRC subsidiaries for the settlement of intercompany transactions and as paid-in capital for our PRC subsidiaries. In the future, cash proceeds raised from overseas financing activities may be, and are intended to be, transferred by us through subsidiaries in Hong Kong to our PRC subsidiaries via capital contribution and shareholder loans, as the case may be. Subsidiaries in China that receives such cash proceeds then will transfer funds to its subsidiaries to meet the capital needs of our business operations. For details about the applicable PRC rules that limit transfer of funds from overseas to our PRC subsidiaries, see “Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds—Use of Proceeds” and “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of the securities offering to make loans or additional capital contributions to our PRC subsidiaries” in the 2024 20-F.

The structure of cash flows within our organization, and the applicable regulations, are as follows. After foreign investors’ funds enter Nano Labs Ltd, our holding company, subject to the cash demand of our PRC and Hong Kong subsidiaries, the funds can be transferred to our wholly owned Cayman subsidiaries, then to our wholly owned BVI subsidiaries, then to our Hong Kong subsidiaries, which will further distribute the funds to our PRC subsidiaries. If we intend to distribute dividends, PRC subsidiaries will transfer the dividends to our Hong Kong subsidiaries in accordance with the laws and regulations of the PRC, and then our Hong Kong subsidiaries will transfer the dividends all the way up to Nano Labs Ltd, and the dividends will be distributed from Nano Labs Ltd to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds within our corporate group under our direct holding structure must be legal and compliant with relevant laws and regulations of China. In utilizing the proceeds from offerings under this prospectus, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our affiliated entities only through loans, subject to applicable government reporting, registration and approvals. See “Item 14. Material Modifications to the Rights of Security Holders and Use of Proceeds—Use of Proceeds” and “Item 3. Key Information—D. Risk Factors—Risks Related to Conducting Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of the securities offering to make loans or additional capital contributions to our PRC subsidiaries” in the 2024 20-F. In 2022, 2023 and 2024, we transferred cash proceeds of US$24.3 million, US$17.5 million and US$13.1 million to our PRC subsidiaries for the settlement of intercompany transactions and as paid-in capital for our PRC subsidiaries, and none of our PRC subsidiaries has issued any dividends or distributions to respective holding companies or any investors as of the date of this prospectus. We do not have any present plan to pay any cash dividends on our ordinary shares. We have, from time to time, transferred cash between our PRC subsidiaries to fund their operations, and we do not anticipate any difficulties or limitations on our ability to transfer cash between such subsidiaries. As of the date of this prospectus, no cash generated from our PRC subsidiaries has been used to fund operations of any of our non-PRC subsidiaries. We may encounter difficulties in our ability to transfer cash between PRC subsidiaries and non-PRC subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. However, as long as we are compliant with the procedures for approvals from foreign exchange authorities and banks in China, the relevant laws and regulations in China do not impose limitations on the amount of funds that we can transfer out of China. We currently do not have any cash management policy that dictate the transfer of cash between our subsidiaries. See “Item 4. Information of the Company—B. Business Overview—Regulation—PRC Laws and Regulations relating to Foreign Exchange” in the 2024 20-F for details of such procedures.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of our internal control over financial reporting. Under the JOBS Act, an emerging growth company does not need to comply with any new or revised financial accounting standards until the date that private companies are required to do so. We have elected to take advantage of such exemption, and as a result, while we are an emerging growth company, we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies.

We will remain an emerging growth company until the earliest of (1) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (2) the last day of our fiscal year following the fifth anniversary of completion of our initial public offering; (3) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (4) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if we have been a public company for at least 12 months and the market value of our Class A ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

Our principal executive office is located at China Yuangu Hanggang Technology Building, 509 Qianjiang Road, Shangcheng District, Hangzhou, Zhejiang, People’s Republic of China. Our telephone number at this address is (86) 0571-8665 6957. Our registered office in the Cayman Islands is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is www.nano.cn. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Selected Consolidated Statements of Operations Data

	Years Ended December 31,
	2022		2023		2024
	RMB	%	RMB	%	RMB	US$	%
Net revenues:
Product sales revenue	920,653,911	93.6	71,321,462	91.0	34,096,450	4,743,260	84.0
Service revenue	62,514,987	6.4	7,013,914	9.0	6,499,466	904,160	16.0
Total net revenues	983,168,898	100.0	78,335,376	100.0	40,595,916	5,647,420	100.0
Cost of revenues	753,004,179	76.6	181,784,576	232.1	28,993,601	4,033,387	71.4
Gross profit (loss)	230,164,719	23.4	(103,449,200)	(132.1)	11,602,315	1,614,033	28.6
Operating expenses:
Selling and marketing expenses	24,431,649	2.5	15,332,523	19.5	9,136,203	1,270,965	22.5
General and administrative expenses	53,197,248	5.4	53,402,101	68.2	50,832,703	7,071,491	125.2
Research and development expenses	131,851,602	13.4	88,601,470	113.1	50,145,125	6,975,840	123.5
Total operating expenses	209,480,499	21.3	157,336,094	200.8	110,114,031	15,318,296	271.2
Profit (loss) from operations	20,684,220	2.1	(260,785,294)	(332.9)	(98,511,716)	(13,704,263)	(242.7)
Other expenses (income):
Finance expenses (income)	(4,407,504)	(0.5)	920,055	1.1	1,386,506	192,881	3.4
Interest expense	—	0.0	—	0.0	6,913,314	961,732	17.0
Interest income	(2,005,580)	(0.2)	(489,098)	(0.6)	(504,348)	(70,161)	(1.2)
Change in fair value of cryptocurrencies	—	0.0	—	0.0	15,744,170	2,190,219	38.8
Other expenses (income)	(4,021,582)	(0.4)	(6,846,803)	(8.6)	(2,512,309)	(349,495)	(6.1)
Total other expenses (income)	(10,434,666)	(1.1)	(6,415,846)	(8.2)	21,027,333	2,925,176	51.9
Income (loss) before income tax provision	31,118,886	3.2	(254,369,448)	(324.7)	(119,539,049)	(16,629,439)	(294.5)
Income tax provision	—	0.0	(17,394)	0.0	—	—	0.0
Net income (loss)	31,118,886	3.2	(254,352,054)	(324.7)	(119,539,049)	(16,629,439)	(294.5)

Selected Consolidated Balance Sheets Data

	As of December 31,
	2023	2024
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	48,164,664	32,431,081	4,511,585
Restricted cash	417,990	418,722	58,250
Accounts receivable, net	1,739,065	572,803	79,683
Inventories, net	12,874,986	29,866,418	4,154,807
Prepayments	24,386,010	4,606,066	640,764
Other current assets	37,908,092	55,858,433	7,770,635
Cryptocurrencies	—	242,889,085	33,789,033
Total current assets	125,490,807	366,642,608	51,004,757
Non-current assets:
Property, plant and equipment, net	169,653,582	197,341,915	27,452,829
Intangible asset, net	47,731,288	46,745,444	6,502,900
Operating lease right-of-use assets	7,424,554	5,203,525	723,878
Total non-current assets	224,809,424	249,290,884	34,679,607
TOTAL ASSETS	350,300,231	615,933,492	85,684,364
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Short-term debts	20,000,000	18,000,000	2,504,034
Current portion of long-term debts	3,410,000	5,350,000	744,255
Accounts payable	16,875,586	18,101,451	2,518,147
Advance from customers	107,826,617	98,895,905	13,757,708
Operating lease liabilities, current	3,479,752	1,914,109	266,277
Other current liabilities	90,978,171	67,163,217	9,343,278
Total current liabilities	242,570,126	209,424,682	29,133,699
Non-current liabilities:
Long-term debts	120,260,783	170,683,636	23,744,315
Operating lease liabilities, non-current	3,730,672	2,917,350	405,841
Total liabilities	366,561,581	383,025,668	53,283,855
Shareholders’ equity (deficit):
Class A ordinary shares ($0.002 par value; 12,141,093 and 14,141,093 shares authorized as of December 31, 2023 and 2024, respectively; 4,192,730 and 13,273,596 shares issued as of December 31, 2023 and 2024, respectively; 3,724,236 and 12,815,143 shares outstanding as of December 31, 2023 and 2024, respectively)*	50,106	176,842	24,601
Class B ordinary shares ($0.002 par value; 2,858,909 shares authorized; 2,858,909 shares issued and outstanding as of December 31, 2023 and 2024)*	36,894	36,894	5,132
Additional paid-in capital	428,310,028	780,499,664	108,577,662
Accumulated deficit	(452,031,693)	(565,218,741)	(78,629,283)
Statutory reserves	6,647,109	6,647,109	924,699
Accumulated other comprehensive income	2,254,558	8,647,353	1,202,959
Total Nano Labs Ltd shareholders’ equity (deficit)	(14,732,998)	230,789,121	32,105,770
Noncontrolling interests	(1,528,352)	2,118,703	294,739
Total shareholders’ equity (deficit)	(16,261,350)	232,907,824	32,400,509
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	350,300,231	615,933,492	85,684,364

*	After giving effect of the 2-for-1 and 10-for-1 reverse stock split effective on January 31, 2024 and November 3, 2024, respectively.

Selected Consolidated Statements of Cash Flows Data

	For the years ended December 31,
	2022	2023	2024
	RMB	RMB	RMB	US$
Net cash used in operating activities	(274,940,789)	(133,473,937)	(139,329,150)	(19,382,498)
Net cash used in investing activities	(33,182,870)	(105,482,822)	(256,765,541)	(35,719,428)
Net cash provided by financing activities	160,996,502	199,520,201	375,982,804	52,304,103
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,132,887	159,828	4,379,036	609,179
Net decrease in cash, cash equivalents and restricted cash	(145,994,270)	(39,276,730)	(15,732,851)	(2,188,644)
Cash, cash equivalents and restricted cash at the beginning of the year	233,853,654	87,859,384	48,582,654	6,758,479
Cash, cash equivalents and restricted cash at the end of the year	87,859,384	48,582,654	32,849,803	4,569,835

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	our annual report on Form 20-F for the year ended December 31, 2024 filed with the SEC on April 11, 2025;

●	our current reports on Form 6-K furnished with the SEC on June 24, June 25, June 25, June 26, July 2, July 3, July 7, July 8, July 17, July 22, July 24, July 25, July 28, and July 30, 2025;

●	the description of the securities contained in our registration statement on Form 8-A initially filed with the SEC on June 21, 2022 (File No. 001-41426) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

●	with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our annual report for the fiscal year ended December 31, 2024 filed with the SEC on April 11, 2025 contains a description of our business and audited consolidated financial statements with reports by independent auditors. The consolidated financial statements are prepared and presented in accordance with the U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

China Yuangu Hanggang Technology Building,

509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

People’s Republic of China

(86) 0571-8665 6957

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly the sections entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

●	our goals and strategies;

●	our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time;

●	our future business development, results of operations and financial condition;

●	expected changes in our revenue, costs or expenditures;

●	our dividend policy;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our projected markets and growth in markets;

●	our potential need for additional capital and the availability of such capital;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry;

●	general economic and business conditions in China and globally;

●	our use of the proceeds from offerings under this prospectus;

●	the length and severity of the COVID-19 pandemic and its impact on our business and industry; and

●	assumptions underlying or related to any of the foregoing.

The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and any prospectus supplement, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus, prospectus supplement and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and any prospectus supplement, and the information incorporated by reference herein also contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Failure of the market to grow at the projected rate may have a material adverse effect on our business and the market price of our Class A ordinary shares. In addition, projections or estimates about our business and financial prospects involve significant risks and uncertainties. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

RISK FACTORS

Investing in the securities involves risk. You should carefully consider the risk factors and uncertainties described in this section and those under the heading “Item 3. Key Information—D. Risk Factors” in the 2024 Form 20-F and the risk factors and uncertainties described in the June 24 6-K, which are incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and, if applicable, in any accompanying prospectus supplement or documents incorporated by reference before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of the securities to decline. You could lose all or part of your investment.

Risks Related to Our Operations

Significant volatility in the market price of BNB may cause material losses and adversely affect our financial position.

In 2024, we formally adopted BTC as our primary reserve asset. During the second quarter of 2025, our management conducted a comprehensive review of prevailing market models for digital currency reserve programs. Following rigorous internal evaluation, our management determined that BNB exhibited had shown considerable market potential, and accordingly, we strategically reallocated our digital currency reserve to focus exclusively on BNB.

We hold BNB as a reserve asset and intend to acquire additional BNB, exposing us to extreme price fluctuations inherent in digital assets. The market value of BNB may experience rapid, severe, and unpredictable declines due to factors including regulatory actions, market sentiment, technological changes, macroeconomic conditions, or liquidity constraints. A material decline in BNB’s value could substantially reduce the value of our reserve assets, adversely affecting our liquidity, financial position, and results of operations.

BNB’s value and utility are heavily dependent on the ongoing operation, success, and reputation of Binance and its affiliates, exposing our reserves to material devaluation.

BNB derives significant value from its association with and utility across platforms operated by Binance. Adverse developments affecting Binance, including regulatory sanctions, legal proceedings, operational failures, financial instability, reputational damage, loss of market share, or a decline in the adoption of Binance-related services, could rapidly erode confidence in and demand for BNB, causing its market price to decline substantially and materially harming the value of our holdings.

As the issuer and primary governing authority of BNB, Binance exerts centralized control over critical token attributes including burn mechanisms, distribution protocols, utility features, staking rewards, and technological infrastructure. Binance may implement changes without our consent that reduce token scarcity, diminish utility, alter fee structures, or disadvantage holders. Such actions could materially erode BNB’s market value and directly impair our reserve assets. Furthermore, adverse developments affecting Binance’s financial stability, regulatory, reputation, or operational integrity may severely undermine market confidence in BNB, triggering price declines that disproportionately impact our concentrated holdings.

Significant concentration of reserve value in BNB amplifies exposure to token-specific failures. Competition and potential technological obsolescence may adversely impact BNB’s value.

Our reserve asset strategy concentrates significant value in BNB. This concentration amplifies our exposure to BNB-specific risks, including technological obsolescence, competition from other digital assets, reputational damage to Binance or the BNB ecosystem, protocol failures, or governance disputes. Failure of BNB to maintain its functionality, market position, or value will disproportionately and adversely affect the value of our reserves compared to a more diversified portfolio.

BNB faces intense competition and rapid technological change. Numerous other blockchain platforms, tokens, and cryptocurrencies compete with BNB Chain and BNB for users, developers, and market share. The emergence of superior technology, more popular platforms, or changes in developer or user preferences could render BNB or the BNB Chain ecosystem less competitive or obsolete, materially reducing demand for and the value of our BNB holdings.

Our BNB holdings may face unique liquidity challenges or devaluation due to concentration or market perception. Liquidity constraints may prevent us from converting BNB holdings into fiat currency or stable value when needed, or without significant losses.

As a significant holder of BNB, our attempts to sell large quantities could materially exceed market depth at desired prices, especially during periods of stress, forcing us to accept significant discounts. Furthermore, market perception of our holdings as a potential overhang or association with Binance-related risks could independently exert downward pressure on BNB’s price, adversely affecting the value of our entire reserve position.

Our ability to convert BNB holdings into liquid assets may be constrained. BNB markets may lack sufficient depth to execute large transactions without significantly impacting its price. Exchange failures, trading suspensions, withdrawal restrictions, or operational disruptions at major trading platforms could impede our ability to liquidate BNB promptly or at desired prices. Inability to access or liquidate our BNB reserves at necessary times, or only at distressed prices, may materially impair our treasury management and ability to fund operations.

Technical flaws, security breaches, or failures within the BNB blockchain ecosystem could impair the utility value of our BNB holdings.

The BNB token operates on blockchain technology and networks, including the BNB Chain, which may contain undetected bugs, vulnerabilities, or experience operational disruptions. A significant security breach, network failure, consensus mechanism flaw, or successful attack targeting the BNB Chain or associated infrastructure could compromise the integrity of the network, disrupt transactions, or lead to loss of tokens, materially diminishing the value or usability of our BNB holdings.

Risks Related to Conducting Business in China

The PRC government has significant authority to exert influence on the China operations of an offshore holding company, and offerings conducted overseas and foreign investment in China-based issuers, such as us. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities.

We conduct our business in China and substantially all of our assets are located in China. Accordingly, our business, results of operations and financial condition may be influenced to a significant degree by the PRC political, economic, and social conditions. The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities. The PRC government has released regulations and policies that have significantly impacted various industries in general and specific operators within such industries, and may in the future release new regulations or policies that could intervene in or influence our operations or the industry sectors in which we operate. The PRC government may also require us to obtain new permits or approvals to continue our operations. If we fail to comply with these regulations, policies or requirements, it could result in a material change in our operations or significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares to investors and cause the value of our Class A ordinary shares to significantly decline or become worthless. Therefore, investors of our company and our business face uncertainties from potential actions taken by regulators that may affect our business and the value of our Class A ordinary shares.

Our ability to successfully maintain or grow business operations in China also depends on various factors, which are beyond our control. These factors include, among others, macro-economic and other market conditions, political stability, social conditions, measures to control inflation or deflation, changes in the rate or method of taxation, changes in laws, regulations and administrative directives or their interpretation, and changes in industry policies. If we fail to take timely and appropriate measures to adapt to any of the changes or challenges, our business, results of operations and financial condition could be materially and adversely affected.

Uncertainties with respect to the enforcement of and changes in laws and regulations in China could have a material adverse effect on our business, results of operations, financial condition and future prospects, and cause our Class A ordinary shares to significantly decline in value or become worthless.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value. The interpretations of such laws and regulations may evolve rapidly, and enforcement of these laws and regulations involves significant uncertainties.

Moreover, developments in our industry and other industries and that we are and will be involved in may lead to changes in PRC laws, regulations and policies or in the interpretation and application thereof. As a result, we may be required by the regulators to upgrade or obtain the licenses, permits, approvals, to complete additional filings or registrations for the products and services we offer, or to modify business practices that may subject us to various penalties, including criminal penalties for individual and entity. We cannot assure you that our business operations would not be deemed to violate any existing or future PRC laws or regulations, which in turn could materially and adversely affect our business operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis, or at all, and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability and uncertainties could limit the legal protections available to you and us, significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our results of operations and financial condition and cause our Class A ordinary shares to significantly decline in value or become worthless.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management’s attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

These uncertainties may also affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect our ability to enforce contractual rights, property (including intellectual property) or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from us. Such uncertainties may therefore increase the operating expenses and costs, and materially and adversely affect our business and results of operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF THE SECURITIES

We may issue, offer and sell from time to time, in one or more offerings, the following securities:

●	Class A ordinary shares;

●	preferred shares;

●	debt securities;

●	warrants; and

●	units.

The following is a description of the terms and provisions of our Class A ordinary shares, preferred shares, debt securities, warrants and units, which we may offer and sell using this prospectus. These summaries are not meant to be a complete description of each security. We will set forth in the applicable prospectus supplement a description of the preferred shares, debt securities, warrants, and units, in certain cases, the Class A ordinary shares that may be offered under this prospectus. The terms of the offering of securities, the offering price and the net proceeds to us, as applicable, will be contained in the prospectus supplement and other offering material relating to such offering. The supplement may also add, update or change information contained in this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as an exempted company with limited liability under the Companies Act (As Revised) of the Cayman Islands, or the Companies Act, on January 8, 2021. Our corporate affairs are governed by our memorandum and articles of association, as amended from time to time and the Companies Act, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$4,200,000 divided into 2,100,000,000 shares with a par value of US$0.002 each, comprising 1,097,141,091 Class A ordinary shares, 2,858,909 Class B ordinary shares, and 1,000,000,000 shares of a par value of US$0.002 each of such class or classes (however designated) as our board of directors may determine in accordance with our memorandum and articles of association, as amended. As of the date of the prospectus, 20,712,924 Class A ordinary shares and 2,858,909 Class B ordinary shares are issued and outstanding.

Our Fifth Amended and Restated Memorandum and Articles of Association

We adopted the fifth amended and restated memorandum and articles of association, which had become effective on March 7, 2025.

The following are summaries of material provisions of our currently effective memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

The following description of our share capital and provisions of our currently effective memorandum and articles of association are summaries and are qualified by reference to our currently effective memorandum and articles of association. You can find copies of these documents in the 2024 20-F, which has been incorporated by reference herein.

Objects of our company

Under our currently effective memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Holders of our Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. The Class A ordinary shares and Class B ordinary shares carry equal rights and rank pari passu with one another, including the rights to dividends and other capital distributions. On a show of hands, every shareholder present at the general meeting shall each have one vote, and on a poll, each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at our general meetings, and each Class B ordinary share shall entitle the holder thereof to thirty (30) votes on all matters subject to vote at our general meetings. Our ordinary shares are issued in registered form and are issued when registered in our register of members.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity that is not Mr. Jianping Kong, Mr. Qifeng Sun or their Affiliate (as defined in our currently effective memorandum and articles of association), or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person who is not Mr. Jianping Kong, Mr. Qifeng Sun or their Affiliate, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares.

Voting rights

Holders of our Class A ordinary shares and our Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of our company. On a show of hands, every shareholder present at the general meeting shall each have one vote, and on a poll, each Class A ordinary share shall be entitled to one vote, and each Class B ordinary share shall be entitled to 30 votes, on all matters subject to a vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded (before or on the declaration of the result of the show of hands).

A poll may be demanded by the chairperson of such meeting or any shareholder present in person or by proxy. No person shall be entitled to vote or be counted in a quorum, unless such person is duly registered on our register of members as our shareholder.

An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes attaching to all issued and outstanding ordinary shares cast at a general meeting, while a special resolution requires the affirmative vote of at least two-thirds of votes attached to all issued and outstanding ordinary shares cast at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our currently effective memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our currently effective memorandum and articles of association. We may, among other things, subdivide or consolidate our shares by ordinary resolution.

General meetings of shareholders

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our currently effective memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors or the chairperson of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one or more shareholder(s) holding shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all shares which carry the right to attend and vote at such general meeting, present in person or by proxy, or, if a corporation or other non-natural person, by its duly authorized representative.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our currently effective memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third (1/3) of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings as at the date of the deposit of the requisition, our board is obliged to convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our currently effective memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Dividends

Subject to the Companies Act, our directors may declare dividends in any currency to be paid to our shareholders. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, dividends may be declared and paid out of our profits or out of the share premium account. Our currently effective memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. In no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Holders of our ordinary shares will be entitled to such dividends as may be declared by our board of directors.

Transfer of ordinary shares

Subject to any applicable restrictions set forth in our currently effective memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form that our directors may approve.

Our directors may decline to register any transfer of any share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us and is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of share;

●	the instrument of transfer is properly stamped (in circumstances where stamping is required);

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq Stock Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice requirement of the Nasdaq Stock Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year as our board may determine.

Liquidation

Subject to any future shares which are issued with specific rights, on the winding up of our company (1) if the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed among those shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise, and (2) if the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them.

Calls on ordinary shares and forfeiture of ordinary shares

Subject to our currently effective memorandum and articles of association and to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of shares, repurchase and surrender of ordinary shares We are empowered by the Companies Act and our currently effective memorandum and articles of association to purchase our own shares, subject to certain restrictions. We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors.

We may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders.

Under the Companies Act, the redemption or repurchase of any share may be paid out of the company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares issued and outstanding, or (iii) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of rights of shares

If at any time, our share capital is divided into different classes of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pani passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of additional shares

Our currently effective memorandum and articles of association authorizes our board of directors to issue additional shares (including, without limitation, preferred shares) from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our currently effective memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of books and records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (except for our memorandum and articles of association, our register of mortgages and charges and special resolutions passed by our shareholders). However, we will provide our shareholders with annual audited financial statements.

Anti-takeover provisions

Some provisions of our currently effective memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that (1) authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders, and (2) limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our currently effective memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Appointment and removal of directors

Unless otherwise determined by our company in general meeting, our currently effective memorandum and articles of association provide that our board of directors will consist of not less than three directors. There are no provisions relating to retirement of directors upon reaching any age limit. The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or as an addition to the existing board. Our shareholders may also appoint any person to be a director by way of ordinary resolution.

Subject to restrictions contained in our currently effective memorandum and articles of association, a director may be removed with or without cause by ordinary resolution of our company. In addition, the office of any director shall be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors, (2) dies or is found to be or becomes of unsound mind, (3) resigns his office by notice in writing to our company, (4) without special leave of absence from our board, is absent from three consecutive board meetings and our board resolves that his office be vacated, or (5) is removed from office pursuant to our currently effective memorandum and articles of association.

Proceedings of board of directors

Our currently effective memorandum and articles of association provide that our business is to be managed and conducted by our board of directors. The quorum necessary for board meetings may be fixed by the board and, unless so fixed at another number, will be a majority of the directors. Our currently effective memorandum and articles of association provide that the board may from time to time at their discretion exercise all the powers of our company to raise or borrow money, to mortgage or charge all or any part of the undertaking, property, assets (present and future) and uncalled capital of our company and to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Alteration of capital

We may from time to time by ordinary resolution in accordance with the Companies Act alter the conditions of our currently effective memorandum and articles of association to:

●	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of larger amounts than our existing shares;

●	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Act;

●	sub-divide our shares or any of them into shares of smaller amount than is fixed by our currently effective memorandum and articles of association, subject nevertheless to the Companies Act; and

●	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in a general meeting may be determined by our directors.

We may, by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Register of members

Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the memorandum and articles of association of the company and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under the Companies Act, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. A member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified. The Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Exempted company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for a period of up to 30 years);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States, such as in the State of Delaware.

	Cayman Islands	Delaware

Mergers and Similar Arrangements	The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation that is effected in compliance with these statutory procedures.

Under Delaware law, with certain exceptions, a merger, a consolidation, or a sale, lease or exchange of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding stock of a constituent corporation surviving a merger if:

●     the merger agreement does not amend in any respect its certificate of incorporation;

●     each share of its stock outstanding prior to the merger will be an identical share of stock following the merger; and

●     either no shares of the surviving corporation’s common stock and no shares, securities or obligations convertible into such stock will be issued or delivered pursuant to the merger, or the authorized unissued shares or treasury shares of the surviving corporation’s common stock to be issued or delivered pursuant to the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered pursuant to the merger do not exceed 20% of the shares of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger.

	A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.	Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Cayman Islands	Delaware

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number representing seventy-five per cent in value of the creditors or class of creditors (where a compromise or arrangement is proposed between a company and its creditors or any class of them, as the case may be) or seventy-five per cent in value of the members or class of members (where a compromise or arrangement is proposed between a company and its members or class of members, as the case may be), that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●     the statutory provisions as to the required majority vote have been met;

Cayman Islands	Delaware

●     the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●     the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●     the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (1) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (2) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

	Cayman Islands	Delaware

Shareholders’ Suits	In principle, we will normally be the proper plaintiff, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) that permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:	Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit a winning plaintiff to recover attorneys’ fees incurred in connection with such action.

●     an act that is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

●     an act that constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company; and

●     the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that we shall indemnify our directors and officers (but not our auditors) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by each such indemnified person, other than by reason of their own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including any costs, expenses, losses or liabilities incurred by them in defending any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.	A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is or is threatened to be made a party to an action, suit or proceeding who acted in good faith and in a manner they believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct would be unlawful, against amounts actually and reasonably incurred. Additionally, under the Delaware General Corporation Law, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

	Cayman Islands	Delaware

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties	As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

	Cayman Islands	Delaware

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Shareholder Action by Written Consent	Our memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.	Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder Proposals	The Companies Act provides shareholders with only limited rights to call for a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association provide that our shareholders who hold not less than one-third of all votes attaching to all issued and outstanding shares of our company that carry the right to vote at general meetings may requisition a general meeting, in which case our directors are obliged to convene such a meeting and put the requisitioned resolutions to a vote at such meeting. Other than the foregoing, our memorandum and articles do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.	Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

	Cayman Islands	Delaware

Cumulative Voting	Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.	Under the Delaware General Corporation Law, cumulative voting for election of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.

Removal of Directors	Under our memorandum and articles of association, our directors may be removed, with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (1) resigns his office by notice in writing delivered to our company, (2) does or is found to be or becomes of unsound mind, (3) without special leave of absence from the board, is absent from meetings of the board for three consecutive meetings and the board resolves that his office be vacated, (4) becomes bankrupt or makes any arrangement or composition with his creditors, or (5) is removed from office pursuant to any provision of our memorandum and articles of association.	Under the Delaware General Corporation Law, holders of a majority of the shares then entitled to vote at an election of directors may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation or bylaws, directorship vacancies may be filled by a majority of the directors elected or then in office, or by the stockholders.

	Cayman Islands	Delaware

Transactions with Interested Shareholders	Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.	The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years.

This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding Up	Under Cayman Islands law, a company may be wound up either by an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

	Cayman Islands	Delaware

Variation of Rights of Shares	Under our memorandum and articles of association, whenever the capital of our company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.	Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Amendment of Governing Documents	Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.	Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Rights of Non-resident or Foreign Shareholders	There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.	Under Delaware General Corporation Law, there are no restrictions on foreign shareholders, and all the stock or membership interests in a Delaware company can be owned by non-U.S. nationals.

DESCRIPTION OF PREFERRED SHARES

Subject to the provisions of the Companies Act and our fifth amended and restated memorandum and articles of association, our board of directors is empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix their designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by the Companies Act. The resolution or resolutions of our board of directors providing for the establishment of any class or series of preferred shares may, to the extent permitted by the Companies Act, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

As of the date of this prospectus, there are no issued and outstanding preferred shares of any series. The material terms of any series of preferred shares that we offer, together with any material U.S. federal income tax considerations relating to such preferred shares, will be described in the applicable prospectus supplement.

Holders of our preferred shares are entitled to certain rights and subject to certain conditions as set forth in our currently effective memorandum and articles of association and the Companies Act. See “Description of Share Capital.”

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into ordinary shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

●	the title of the debt securities;

●	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

●	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

●	the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

●	any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

●	any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●	the currency of denomination of the debt securities;

●	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

●	if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●	the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any provisions relating to any security provided for the debt securities;

●	any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

●	any addition to or change in the covenants described in the indenture with respect to the debt securities;

●	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

●	a discussion of material income tax considerations applicable to the debt securities;

●	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for and/or convertible into ordinary shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of ordinary shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase our Class A ordinary shares, preferred shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the equity warrants;

●	the offering price;

●	the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

●	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

●	if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

●	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

●	anti-dilution provisions of the equity warrants, if any;

●	redemption or call provisions, if any, applicable to the equity warrants; and

●	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Private Warrants

On April 11, 2024, we entered into a securities purchase agreement with the purchasers named therein, pursuant to which we agreed to sell to such purchasers certain warrants to purchase up to an aggregate of 6,521,737 Class A ordinary shares in a private placement transaction. This transaction was completed on April 15, 2024, and the warrants are exercisable at any time on or after their issuance, at an initial exercise price of US$1.26 per Class A ordinary share, subject to customary adjustments. These warrants expire five years from the effectiveness date of a resale registration statement on Form F-1 (File No. 333-278977), which was declared effective on July 11, 2024.

On June 26, 2025, we entered into a securities purchase contract with the purchasers named therein, pursuant to which we agreed to sell to such purchasers certain warrants to purchase up to an aggregate of 5,952,381 Class A ordinary shares in a private placement transaction. This transaction was completed on June 27, 2025, and the warrants are exercisable at any time on or after their issuance, at an initial exercise price of US$10.00 per Class A ordinary share, subject to customary adjustments. These warrants expire five years from the effectiveness date of a resale registration statement on Form F-3 (File No. 333-288573).

Debt Warrants

Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the debt warrants;

●	the offering price;

●	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

●	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

●	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

●	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

●	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

●	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

●	anti-dilution provisions of the debt warrants, if any;

●	redemption or call provisions, if any, applicable to the debt warrants; and

●	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

DESCRIPTION OF UNITS

We may issue units composed of any combination of our Class A ordinary shares, preferred shares, debt securities or warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements and depositary arrangements, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before we issue a series of units. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” above for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference or free writing prospectus may describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

●	whether the units will be issued in fully registered or global form; and

●	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Shares Capital,” “Description of Preferred Shares,” “Description of Debt Securities” and “Description of Warrants” above, will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

●	through agents;

●	to dealers or underwriters for resale;

●	directly to purchasers;

●	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

●	through a combination of any of these methods of sale.

The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

The prospectus supplement relating to any offering will identify or describe:

●	any terms of the offering;

●	any underwriter, dealers or agents;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	the net proceeds to us;

●	the purchase price of the securities;

●	any delayed delivery arrangements;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any exchange on which the securities will be listed.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

We may also sell securities directly to one or more purchasers without using underwriters or agents. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Unless otherwise specified in the applicable prospectus supplement or any free writing prospectus, each class or series of securities offered will be a new issue with no established trading market, other than our Class A ordinary shares, which are listed on the Nasdaq Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus and applicable prospectus supplement, or otherwise.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability to take advantage of certain benefits associated with being a Cayman Islands exempted company:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of foreign exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our currently effective memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We conduct all of our operations outside the United States, and substantially all of our assets are located outside the United States. Substantially all of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

We have been advised by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, that the courts of the Cayman Islands are unlikely (1) to recognize and enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (2) in original actions brought in the Cayman Islands to impose liabilities against us or our directors or officers that are predicated upon the civil liability provisions of federal securities laws of the United States or the securities laws of any state in the United States so far as the liabilities imposed by those provisions are penal in nature.

We have also been advised by Maples and Calder (Hong Kong) LLP that, although there is no statutory recognition in the Cayman Islands of judgments obtained in the federal or state courts of the U.S. (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final and conclusive, (4) is not in respect of taxes, a fine or a penalty, (5) is not inconsistent with a Cayman Islands judgment in respect of the same matter, and (6) is not impeachable on the grounds of fraud and was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Zhong Lun Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the PRC courts would:

●	recognize or enforce judgments of United States courts or Cayman courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Zhong Lun Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law. Zhong Lun Law Firm has advised us further that under PRC law, a foreign judgment that does not otherwise violate the basic legal principles, national sovereignty, security or public interest may be recognized and enforced by a PRC court, based either on bilateral treaties or international conventions contracted by China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in China if they can establish sufficient connection to China for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it will be difficult for foreign shareholders, by virtue only of holding the ordinary shares, to establish a sufficient connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

LEGAL MATTERS

We are being represented by Baker & McKenzie LLP with respect to certain legal matters of United States federal securities and New York state law. The validity of the Class A ordinary shares, preferred shares, and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering. Baker & McKenzie LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Nano Labs Ltd incorporated in this registration statement by reference to the Annual Report on Form 20-F as of December 31, 2023 and 2024 and for the years ended December 31, 2022, 2023 and 2024, have been so incorporated in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of MaloneBailey, LLP is located at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. We also maintain a website at www.nano.cn, but information on our website, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against fraud, dishonesty or the consequences of committing a crime.

Our currently effective memorandum and articles of association provide that each officer or director of our company (but not auditors) shall be indemnified out of our assets against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our fifth amended and restated memorandum and articles of association. A form of the indemnification agreements has been filed as Exhibit 10.1 to our registration statement on Form F-1 (File No. 333-266825) filed with the SEC on August 12, 2022.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Any underwriting agreement entered into in connection with an offering of securities will also provide for indemnification of us and our officers and directors in certain cases.

Item 9. Exhibits.

See Exhibit Index beginning on page II-4 of this registration statement.

Item 10. Undertakings.

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Exchange Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Exchange Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended, or the Act, in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement

4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1 (File No. 333-265539), as amended, initially filed with the U.S. Securities and Exchange Commission on June 10, 2022)

4.2*	Specimen Preferred Share Certificate and Form of Certificate of Designations of Preferred Shares

4.3	Form of Indenture

4.4*	Form of Debt Security

4.5*	Form of Warrant

4.6*	Form of Warrant Agreement

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the securities

5.2	Opinion of Baker & McKenzie LLP regarding the validity of the securities

23.1	Consent of MaloneBailey, LLP

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in exhibit 5.1)

23.3	Consent of Baker & McKenzie LLP (included in exhibit 5.2)

23.4	Consent of Zhong Lun Law Firm

24.1	Powers of Attorney (included as part of signature page of Part II of this registration statement)

25.1**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture

107	Exhibit Filing Fees

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

**	To be filed pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hangzhou, People’s Republic of China, on August 4, 2025.

Nano Labs Ltd

By:	/s/ Jianping Kong
	Name:	Jianping Kong
	Title:	Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mr. Jianping Kong as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offerings covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jianping Kong	Chairman and Chief Executive Officer (principal executive officer)	August 4, 2025
Name: Jianping Kong

/s/ Qifeng Sun	Vice Chairman	August 4, 2025
Name: Qifeng Sun

/s/ Nan Hu	Director	August 4, 2025
Name: Nan Hu

/s/ Bing Chen	Chief Financial Officer and Senior Vice President (principal financial and accounting officer)	August 4, 2025
Name: Bing Chen

/s/ Jiaming Zhu	Independent Director	August 4, 2025
Name: Jiaming Zhu

/s/ Li Zhang	Independent Director	August 4, 2025
Name: Li Zhang

/s/ Lizhen Xie	Independent Director	August 4, 2025
Name: Lizhen Xie

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Nano Labs Ltd, has signed this registration statement or amendment thereto in New York on August 4, 2025.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.